As filed with the Securities and Exchange Commission on May 31, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2077891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of Principal Executive Offices)	(Zip Code)

UNIVERSAL HEALTH SERVICES, INC. THIRD AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN, AS AMENDED BY THE AMENDMENT THERETO

(Full title of the plan)

ALAN B. MILLER

Chairman of the Board and Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(Name and address of agent for service)

(610) 768-3300

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

WARREN J. NIMETZ, ESQ.

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019

(212) 318-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Class B Common Stock, $0.01 par value per share, reserved for issuance under the Third Amended and Restated 2005 Stock Incentive Plan, as amended by the Amendment thereto	6,100,000	$116.48	$710,528,000	$82,350.20

(1)	Represents 6,100,000 shares of the registrant’s Class B Common Stock which may be issued pursuant to awards that may be granted under the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan, as amended by the Amendment thereto (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the Plan as a result of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales prices of the registrant’s Class B Common Stock on the New York Stock Exchange on May 26, 2017.

Explanatory Note

Universal Health Services, Inc. (the “Company”) is filing this registration statement on Form S-8 under the Securities Act of 1933, as amended, to register an additional 6,100,000 shares of Class B Common Stock authorized for issuance under the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan, as amended by the Amendment thereto.

In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of the Company’s Form S-8 registration statements, File Nos. 333-126025, filed with the Securities and Exchange Commission on June 22, 2005, 333-156425, filed with the Securities and Exchange Commission on December 23, 2008 and 333-206298, filed with the Securities and Exchange Commission on August 11, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

5.1	Opinion of Norton Rose Fulbright US LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).

99.1	Third Amended and Restated 2005 Stock Incentive Plan, as amended by the Amendment thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, State of Pennsylvania, on the 31st day of May, 2017.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ ALAN B. MILLER

Alan B. Miller
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Miller and Steve Filton, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ ALAN B. MILLER Alan B. Miller	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 31, 2017

/s/ MARC D. MILLER Marc D. Miller	Director and President	May 31, 2017

/s/ ANTHONY PANTALEONI Anthony Pantaleoni	Director	May 31, 2017

/s/ ROBERT H. HOTZ Robert H. Hotz	Director	May 31, 2017

/s/ JOHN H. HERRELL John H. Herrell	Director	May 31, 2017

/s/ LAWRENCE S. GIBBS Lawrence S. Gibbs	Director	May 31, 2017

/s/ EILEEN C. MCDONNELL Eileen C. McDonnell	Director	May 31, 2017

/s/ STEVE FILTON Steve Filton	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 31, 2017

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Norton Rose Fulbright US LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).

99.1	Third Amended and Restated 2005 Stock Incentive Plan, as amended by the Amendment thereto.